October 23, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by
Eaton Vance Global Growth Portfolio
(copy attached), which we understand will be filed with the Securities and Exchange
Commission, pursuant to Item 77K of
Form N-SAR, as part of the Form N-SAR
of Eaton Vance Global Growth Portfolio to be dated October 29, 2007. We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,



PricewaterhouseCoopers LLP
















Eaton Vance Management


The Eaton Vance Building
255 State Street, Boston, MA 02109
(617) 482-8260



October 15, 2007

PricewaterhouseCoopers LLP
125 High Street
Boston, Massachusetts 02110

Dear Sirs:

In accordance with the requirements of item
304 of Regulation S-K, please provide us with a letter(s) from your firm addressed to the Securities and Exchange Commission stating your agreement with the statements made in the enclosed attachment with respect to certain Eaton Vance Funds and Portfolios as referred to therein.

A copy of your letter will be filed with the Securities and Exchange Commission, along with the statement as attached, as an exhibit to the respective Fund's or Portfolio's next
Form N-SAR for the period ended August
31, 2007 (in accordance with Item 77K of
Form N-SAR).

Sincerely,



Barbara E. Campbell
Vice President, Eaton Vance Management




Applicable to Eaton Vance Global Growth
Fund and Portfolio, Eaton Vance Multi-Cap
Growth Fund and Portfolio, and Eaton
Vance Worldwide Health Sciences Fund and
Portfolio:

OTTHER MATTERS

Change in Independent Registered Public
Accounting Firm

On August 6, 2007,
PricewaterhouseCoopers LLP resigned in
the ordinary course as the independent
registered public accounting firm for the Fund and Portfolio effective upon completion of services related to the audit for the Fund's and Portfolio's 2007 fiscal year.

The reports of PricewaterhouseCoopers LLP on the Fund's and Portfolio's financial statements for each of the last two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. There have been no disagreements with PricewaterhouseCoopers
LLP during the Fund's and Portfolio's two most recent fiscal years and any subsequent interim period on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers
LLP, would have caused them to make
reference thereto in their reports on the Fund's and Portfolio's financial statements for such years, and there were no reportable events of the kind described in Item 304
(a)(1)(v) of Regulation S-K under the
Securities Exchange Act of 1934, as
amended.

At a meeting held on August 6, 2007, based on Audit Committee recommendations and approvals, the full Board of Trustees of the Fund and Portfolio approved Deloitte &
Touche LLP as the Fund's and Portfolio's independent registered public accounting firm for the fiscal year ending August 31, 2008. To the best of the Fund's and Portfolio's knowledge, for the fiscal years ended August 31, 2007 and August 31,
2006, and through October 15, 2007, the
Fund and Portfolio did not consult with
Deloitte & Touche LLP on items which
concerned the application of accounting
principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund's and Portfolio's financial statements or concerned the subject of a disagreement
(as defined in paragraph (a)(1)(iv) of Item
304 of Regulation S-K) or reportable events
(as described in paragraph (a)(1)(v) of Item
304 of Regulation S-K).